Exhibit 10.3
SEADRILL LIMITED
2026 SHORT TERM INCENTIVE PLAN (STIP)
The Joint Nomination and Remuneration Committee of the Board of Directors of Seadrill Limited (together with its subsidiaries, the “Company”) approved a 2026 Short Term Incentive Plan (the “STIP”) for employees selected by the Joint Nomination and Remuneration Committee, that establishes certain goals for the Company or specific rigs and employees in 2026 (the “Performance Goals”).
Under the STIP, cash bonuses payable to participants are determined by the Joint Nomination and Remuneration Committee based on the level of achievement of the Performance Goals approved by the Joint Nomination and Remuneration Committee and, where applicable, individual goals, weighted as follows:
1.For Executive Committee participants:
a.40% - “Company [Adjusted]1 EBITDA”, which is defined as the Company’s Adjusted EBITDA, where “Adjusted EBITDA” is defined as net income before depreciation and amortization, taxes, total financial items, and other income, as well as similar non-cash charges;
b.20% - “Unlevered Free Cash Flow”, which is defined as Company Adjusted EBITDA minus capital expenditures, payments on vendor-financed capital expenditures; cash taxes; plus, or minus the net increase (or decrease) in working capital and positive (or negative) adjustments to reflect mobilization costs and mobilization revenue on a cash basis; plus, dividends received from investments in associated companies;
c.20% - “Company TRIR: Industry Comparison”, which is a safety measure defined as the Company’s recordable events per 200,000 hours worked (“TRIR”), benchmarked against industry figures reported by the International Association of Drilling Contractors (“IADC”); and
d.20% - “Company Technical Utilization”, which is defined as the ratio between the number of hours the Company’s drilling units have executed the contract (uptime), and the total amount of hours the Company’s drilling units have been on contract in the selected period.
Cash bonuses for Executive Committee participants will be subject to individual performance modifiers, whereby the final amount earned for such participants under the STIP may be adjusted upwards or downwards by up to 20%.
2.For other onshore non-rig participants:
a.35% - Company Adjusted EBITDA;
b.15% - Unlevered Free Cash Flow;
c.15% - Company TRIR: Industry Comparison;
1 Note to SDRL: Please confirm this metric remains as Company Adjusted EBITDA and not Company EBITDA.

d.15% - Company Technical Utilization; and
e.20% - individual performance.
3.For onshore rig participants:
a.5% - Company Adjusted EBITDA;
b.5% - Unlevered Free Cash Flow;
c.35% - “Rig-Specific Adjusted EBITDA”, which is defined as Adjusted EBITDA for the specified rig;
d.10% - Company TRIR: Industry Comparison;
e.10% - “Rig-Specific TRIR: Industry Comparison”, which is defined as the specified rig’s TRIR, benchmarked against industry figures reported by IADC;
f.15% - “Rig-Specific Technical Utilization”, which is defined as the ratio between the number of hours the specified rig’s drilling unit has executed the contract (uptime), and the total amount of hours the specified rig’s drilling unit been on contract in the selected period; and
g.20% - individual performance.
4.For offshore rig participants:
a.20% - Rig-Specific Adjusted EBITDA;
b.40% - Rig-Specific TRIR: Industry Comparison; and
c.40% - Rig-Specific Technical Utilization;
For each participant under the STIP, the cash bonus is achievable in an amount based on a percentage of base salary as approved by the Joint Nomination and Remuneration Committee. Each of the Performance Goals may be achieved at between 0% and 200% of its target, except for the offshore rig participants’ Rig-Specific Adjusted EBITDA and Rig-Specific Technical Utilization, each of which may be achieved at between 0% and [262.5]%2 of its target; provided, however, that the Joint Nomination and Remuneration Committee has absolute discretion to approve payment of amounts other than those determined based on the level of achievement of the Performance Goals. The achievement of performance goals may be adjusted, and cash bonus payments are subject to other terms and conditions (including continued employment) in the Joint Nomination and Remuneration Committee’s discretion. Notwithstanding anything to the contrary, the Company Adjusted EBITDA must be met at least at its threshold level in order for any cash bonus under the STIP to be earned.
2 Note to SDRL: We note that the offshore rig participants’ certificate states that “The final payout may range from 0% to a maximum of 237.5% of your target, depending on rig and company performance,” but also note that the specific Adjusted EBITDA and TU metrics refer to 262.5%. Please confirm which is the correct number for this sentence. Additionally, please kindly confirm when the maximum of 237.5% target would come into effect.
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